Exhibit 10.10(a)

ADDENDUM TO EMPLOYMENT AGREEMENT

The Parties hereto previously entered into an Employment Agreement which became effective as of January 1, 2014.  The Parties wish to amend the terms of that agreement.   The Parties hereby agree to amend the terms thereof by extending the termination date of the agreement as set forth in Paragraph 2.1 therein by one year.   Therefore the termination date of December 31, 2014 shall be amended to be  December 31, 2015.  All other terms of the Employment Agreement shall remain effective until the new termination date.

In all other regards the terms and conditions of the Employment Agreement are hereby ratified and affirmed.

Impac Mortgage Holdings, Inc.

By:	/s/ Joseph Tomkinson

Name:	s/ Joseph Tomkinson

Title:	CEO

Employee

/s/ Ron Morrison

Ron Morrison